Exhibit 99.2

         PERMA-FIX REPORTS RECORD REVENUES AND RECORD YTD PROFITABILITY

                 * RECORD REVENUES FOR THE QUARTER AND YTD 2005
                    * NUCLEAR SEGMENT REVENUES INCREASE 62.3%

    ATLANTA, Aug. 2 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (BSE: PESI) (Germany: PES.BE) today announced that its revenue for the second quarter ended June 30, 2005, increased 32.6% to a record $25.4 million compared to $19.1 million for the second quarter of 2004. Revenue for the Nuclear Segment increased 62.3% to $13.8 million, primarily as a result of increased shipments within the mixed waste market, including new government and commercial contracts. Revenue for the Industrial Segment increased 10.8% to $10.9 million for the quarter.

    Income from continuing operations for the second quarter of 2005 was $1.4 million, compared to income from continuing operations of $589,000 in the second quarter of 2004. Net income applicable to common stock for the quarter was $1.2 million, or $0.03 per share, compared to net income applicable to common stock of $70,000, or $0.00 per share, for the same period in 2004. Net income for the second quarter of 2005 included $122,000 of expenses related to discontinued operations at the Detroit facility, which was closed in the third quarter of 2004.

    The table below presents certain financial information for the business segments, excluding allocation of corporate expenses.

                            Quarter Ended June 30, 2005             Quarter Ended June 30, 2004
(In thousands)             Industrial Nuclear Engineering          Industrial Nuclear Engineering
-------------------    -------------------------------------   -------------------------------------
Net revenues           $   10,853        13,807   $      699   $    9,791    $    8,509   $      828
Gross profit                  959         6,242          142        2,274         3,160          269
Segment profit
 (loss)                    (1,003)        4,003           42          298         1,332          125

    Revenue for the six months of 2005 increased 30.7% to a record
$47.0 million compared to $35.9 million for the six months of 2004. Revenue for the Nuclear Segment increased 37.4% to $24.7 million, also a record for the Segment. Revenue for the Industrial Segment increased 26.8% to $20.8 million for the six months.

    Income from continuing operations for the six months reached a record
$1.5 million, compared to a loss from continuing operations of $856,000 in 2004. Net income applicable to common stock for the six months was $1.1 million, or $0.03 per share, compared to net loss applicable to common stock of $2.0 million or $0.05 per share, for the same period in 2004. Net income for the 2005 period included $289,000 of expenses related to discontinued operations at the Detroit facility, which was closed in the third quarter of 2004.

    The table below presents certain financial information for the business segments, excluding allocation of corporate expenses.

                           Six Months Ended June 30, 2005          Six Months Ended June 30, 2004
(In thousands)             Industrial Nuclear Engineering          Industrial Nuclear Engineering
-------------------    -------------------------------------   -------------------------------------r
Net revenues           $   20,802    $   24,703   $    1,462   $   16,399    $   17,984   $    1,556
Gross profit                2,759         9,787          298        2,594         6,523          436
Segment
 profit
(loss)                     (1,248)        5,650           73       (1,228)        2,599          193

    Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, commented, "Our record-setting results in the second quarter and first half are attributable to our Nuclear Segment. Within Nuclear, we saw increases in the shipments of mixed waste, a very favorable product mix, and the improvements in treatment processes and operational efficiencies. Overall, Nuclear has continued its steady growth with a great second quarter."

    Dr. Centofanti continued, "Performance in the Industrial Segment did not meet expectations. Despite encouraging and substantial increases in revenue, the Segment's gross profit and net income results were well below established goals. Efforts to evaluate and increase division performance are ongoing."

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Nuclear Segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Industrial Segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates eleven major waste treatment facilities across the country.

    Please visit us on the World Wide Web at http://www.perma-fix.com .

    Contacts:

    Dr. Louis F. Centofanti                  Valerie Kimball or J. Todd Atenhan
    Chairman and CEO                         EPOCH Financial Group, Inc.
    Perma-Fix Environmental Services, Inc.   vkimball@epochfinancial.com
    404) 847-9990                            888-917-5109

    Herbert Strauss-
    European investor relations
    herbert@eu-ir.com
    +43 316 296 316

    FINANCIAL TABLES FOLLOW

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                               Three Months Ended           Six Months Ended
(Amounts in Thousands,              June 30,                    June 30,
 Except for Per             ------------------------    ------------------------
 Share Amounts)                2005          2004          2005          2004
------------------------    ----------    ----------    ----------    ----------
Net revenues                $   25,359    $   19,128    $   46,967    $   35,939
Cost of goods sold              18,016        13,425        34,123        26,386
Gross profit                     7,343         5,703        12,844         9,553

Selling, general and
 administrative expenses         5,741         4,320        10,660         8,658
Gain on disposal of
 fixed assets                     (337)           (1)         (337)          (18)
Income from operations           1,939         1,384         2,521           913

Other income (expense):
Interest income                      1             1             2             2
Interest expense                  (381)         (575)         (793)       (1,240)
Interest
 expense-financing fees           (110)         (257)         (221)         (513)
Other                              (45)           36           (59)          (18)
Income (loss) from
 continuing operations           1,404           589         1,450          (856)

Loss from discontinued
 operations                       (122)         (472)         (289)       (1,025)
Net income (loss)                1,282           117         1,161        (1,881)

Preferred Stock dividends           47            47            94            94
Net income (loss)
 applicable to Common
 Stock                      $    1,235    $       70    $    1,067    $   (1,975)

Net income (loss) per
 common share - basic
Continuing operations       $      .03    $      .01    $      .03    $     (.02)
Discontinued operations             --          (.01)           --          (.03)
Net income (loss) per
 common share               $      .03    $       --    $      .03    $     (.05)

Net income (loss) per
 common share - diluted
Continuing operations       $      .03    $      .01    $      .03    $     (.02)
Discontinued operations             --          (.01)           --          (.03)
Net income (loss) per
 common share               $      .03    $       --           .03    $     (.05)

Number of shares and
 potential common shares
 used in net income (loss)
 per common share:
Basic                           41,805        41,448        41,792        39,244
Diluted                         44,475        45,210        44,506        39,244

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands,                        June 30,     December 31,
 Except for Share Amounts)                     2005            2004
----------------------------------------   ------------    ------------
                                            (Unaudited)
ASSETS
Current assets
Cash                                       $        100    $        215
Restricted cash                                      60              60
Accounts receivable, net of
 allowance for doubtful
 accounts of $517 and $570                       26,678          27,192
Prepaid expenses and other                        2,786           3,818
Current assets of discontinued
 operations, net of allowance
 for doubtful accounts of
 $93 and $125                                       194           1,609
Total current assets                             29,818          32,894

Net property and equipment                       46,063          47,261
Property and equipment of
 discontinued operations                            603             600
Permits                                          13,045          12,895
Goodwill                                          1,330           1,330
Finite Risk Sinking Fund                          3,216           2,225
Other assets                                      2,875           3,250
Total assets                               $     96,950    $    100,455

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
Accounts payable                           $      6,788    $      6,529
Accrued expenses and other                       15,692          17,936
Current liabilities of
 discontinued operations                          2,235           2,550
Current portion of
 long-term debt                                   2,868           6,376
Total current liabilities                        27,583          33,391
Other long-term liabilities                       9,410           9,147
Long-term liabilities of
 discontinued operations                          1,600           1,804
Long-term debt, less
 current portion                                 13,664          12,580
Total long-term liabilities                      24,674          23,531

Total liabilities                                52,257          56,922

Commitments and Contingencies                        --              --

Preferred Stock of subsidiary,
 $1.00 par value; 1,467,396
 shares authorized, 1,284,730
 shares issued and outstanding,
 liquidation value
 $1.00 per share                                  1,285           1,285

Stockholders' equity:
Preferred Stock, $.001
 par value; 2,000,000 shares
 authorized, 2,500 shares
 issued and outstanding                              --              --
 Common Stock, $.001 par value;
 75,000,000 shares authorized,
 42,793,267 and 42,749,117 shares
 issued, including 988,000 shares
 held as treasury stock,
 respectively                                        43              43
Additional paid-in capital                       80,968          80,902
Accumulated deficit                             (35,727)        (36,794)
Interest rate swap                                  (14)            (41)
                                                 45,270          44,110
Less: Common Stock in treasury
 at cost; 988,000 shares                         (1,862)         (1,862)
Total stockholders' equity                       43,408          42,248

Total liabilities and
 stockholders' equity                      $     96,950    $    100,455

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             08/02/2005
    /CONTACT: Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or Valerie Kimball, vkimball@epochfinancial.com, or J. Todd Atenhan, both of EPOCH Financial Group, Inc., +1-888-917-5109; or Herbert Strauss-European investor relations, +011-43-316-296-316, or herbert@eu-ir.com/
    /First Call Analyst: /
    /FCMN Contact: tkohl@perma-fix.com /
    /Web site:  http://www.perma-fix.com /
    (PESI)